Exhibit 10.14
Loan No. 3789055-101
LINE OF CREDIT AGREEMENT
     THIS LINE OF CREDIT AGREEMENT (''Line of Credit Agreement”) is entered into as of October 5, 2006, between FARM CREDIT WEST, PCA, Visalia, California (“FCW”) and CALAVO GROWERS, INC., Santa Paula, California (the “Company”).
     SECTION 1. The Credit Facility. On the terms and conditions set forth in this Line of Credit Agreement, FCW agrees to make advances to the Company during the period set forth below in an aggregate principal amount not to exceed $12,000,000.00 (the “Commitment”). The Line of Credit Agreement and Commitment is executed, delivered and accepted not in payment of but for the purpose of amending, restating and replacing the following described obligations, and renewing any unpaid balance(s) evidenced thereby: Note dated August 17, 2005, in the principal amount of $12,000,000.00. Furthermore, the Commitment also evidences an additional loan advance(s) to the extent the Commitment under this Line of Credit Agreement exceeds the renewed unpaid balance(s) referred to above.
     SECTION 2. Sale of Interest. The Company acknowledges that FCW has the option to participate all or a portion of the Commitment with one or more lenders, including CoBank, ACB (“CoBank”). All advances hereunder shall be made by CoBank as agent for FCW and all repayments by the Company hereunder shall be made to CoBank as agent for FCW.
     SECTION 3. Purpose. The purpose of the Commitment is to finance the ongoing operating needs of the Company.
     SECTION 4. Term. The term of the Commitment shall be from the date hereof, up to and including February 1, 2010.
     SECTION 5. Availability. Subject to the provisions of Section 25, advances will be made available on any day on which FCW, CoBank, and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for advances must be received no later than 12:00 Noon, Company’s local time, on the date the advance is desired. Advances will be made available by CoBank by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to CoBank a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.
     SECTION 6. Interest and Fees.
          (A) Interest. The Company agrees to pay interest on the unpaid balance of the Commitment in accordance with the following interest rate option:

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     (1) 7-Day LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th% and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to 100 basis points (1.00%) above the annual rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of seven (7) day of U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first U.S. Banking Day (as hereinafter defined) in each week with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first U.S. Banking Day of each succeeding week and each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request. For purposes hereof (a) “U.S. Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (b) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
     (2) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 100 basis points (1%). Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth) and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB

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Regulation D”; and (e) “FRB Regulation D” shall mean.Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
     The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the 7-Day LIBOR Index Rate option to the LIBOR rate option. Upon the expiration of any fixed rate period, interest shall automatically accrue at the 7-Day LIBOR Index Rate option provided for above unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as FCW shall require in a written notice to the Company.
     (B) Commitment Fee. In consideration of the Commitment, the Company agrees to pay to FCW a commitment fee on the average daily unused portion of the Commitment at the rate of 0.15% per annum (calculated on a 360 day basis based on utilization, which is defined as outstanding advances plus issued and outstanding letters of credit divided by the total available amount of the Commitment), payable quarterly in arrears by the 20th day following each quarter. Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the Commitment.
     SECTION 7. Repayment and Maturity. The unpaid principal balance of the Commitment shall mature and be due and payable on February 1, 2010 (the “Maturity Date”).
     SECTION 8. Promissory Note. The Company’s obligation to repay the Commitment shall be evidenced by a promissory note in the form attached hereto as Exhibit A (“Note”).
     SECTION 9. Manner and Time of Payment. CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and CoBank. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). The Company shall give CoBank telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day. Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (a) the day on which CoBank receives immediately available funds; or (b) the next business day after receipt of

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the check all as set forth in the Servicing Agreement between Borrower, FCW, and CoBank in form attached hereto as Exhibit B.
     SECTION 10. Capitalization. The Company has purchased a $1,000.00 stock investment under FCW’s capitalization plan. The Company understands that FCW’s stock is at risk and that any reference to “FCW equities” or to “stock or participation certificates required by Lender’s bylaws” in any document, agreement or Loan Document shall mean the FCW stock investment described herein.
     SECTION 11. Patronage. The Commitment is eligible for patronage under the plan and in accordance with the provisions of FCW’s bylaws and its practices and procedures related to patronage distribution and as set forth in Section 27.
     SECTION 12. Security. The Company’s obligations under this Line of Credit Agreement and the Note shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in FCW. With the exception of the security referenced in the preceding sentence, the Company’s obligations under this Line of Credit Agreement and the Note shall be unsecured.
     SECTION 13. Conditions Precedent. FCW’s obligation to make advances hereunder is subject to the condition precedent that FCW receive, in form and content satisfactory to FCW, each of the following:
     (A) Line of Credit Agreement. A duly executed copy of this Line of Credit Agreement and all instruments and documents contemplated hereby.
     (B) Evidence of Authority. Such certified board resolutions, evidence of incumbency, and other evidence that FCW may require that this Line of Credit Agreement and the Note have been duly authorized and executed.
     (C) Fees and Other Charges. All fees and other charges provided for herein.
     (D) Evidence of Insurance. Such evidence as FCW may require that the Company is in compliance with Section 15(C) hereof.
     (E) Event of Default. That no “Event of Default” (as defined in Section 18 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default’’), shall have occurred and be continuing.
     SECTION 14. Representations and Warranties.
     (A) Line of Credit Agreement. The Company represents and warrants to FCW that as of the date of this Line of Credit Agreement:

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     (1) Compliance. The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this Line of Credit Agreement, and no Event of Default or Potential Default exists hereunder.
     (2) Subsidiaries. The Company has the following Subsidiaries: Calavo Foods, Inc. (CFI); Maui Fresh International, Inc.; Calavo de Mexico S.A. de C.V.; and Calavo Foods de Mexico S.A. de C.V. For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.
     (3) Conflicting Agreements. This Line of Credit Agreement and the Note (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.
     (4) Compliance. The Company and, to the extent contemplated hereunder, each Subsidiary, if any, is in compliance with all of the terms of the Loan Documents.
     (5) Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.
     SECTION 15. Affirmative Covenants. Unless otherwise agreed to in writing by FCW, while this Line of Credit Agreement is in effect, the Company agrees to and with respect to Subsections 15(A) through 15(F) hereof, agrees to cause each Subsidiary, if any, to:
     (A) Corporate Existence, Licenses. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required, and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).
     (B) Compliance with Laws. Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection. In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary, if any, to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

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     (C) Insurance. Maintain insurance with insurance companies or associations acceptable to FCW in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as FCW may request. At FCW’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to FCW) shall be delivered to FCW.
     (D) Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.
     (E) Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.
     (F) Inspection. Permit FCW or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.
     (G) Reports and Notices. Furnish to FCW:
          (1) Annual Financial Statements. As soon as available, but in no event more than 90 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to FCW; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to FCW; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.
          (2) Interim Financial Statements. As soon as available, but in no event more than 45 days after the end of each fiscal quarter, a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such quarter, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any, for such period and for the period year to date, and such other interim statements as FCW may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and certified by an authorized officer or employee of the Company acceptable to FCW.
          (3) Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

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          (4) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.
          (5) Notice of Environmental Litigation. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.
          (6) Bylaws and Articles. Promptly after any change in the Company’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company’s Secretary.
          (7) Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as FCW may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 15(G)(4) and (5) above.
          (8) Financial Certificate. Together with each set of financial statements furnished to FCW pursuant to Section 15(G)(l), and each quarterly statement submitted pursuant to Section 15(G)(2) for a period corresponding to a period for which one or more of the financial covenants set forth in Section 17 hereof are required to be tested, a certificate of an officer or employee of the Company acceptable to FCW setting forth calculations showing compliance with each of the financial covenants that require compliance at the end of the period for which the statements are being furnished.
          (H) Certain Organizational Changes. Provide FCW with prior notice (and as early as practicable) of any merger, consolidation reorganization under a different provision of law, acquisition of all or a material part of the assets of another organization, change of name, adoption of any trade name, or creation of any Subsidiary, affiliate or material joint venture(s). For purposes of this covenant, joint venture transaction(s), which alone or in the aggregate exceed $1,000,000, are considered material.
     SECTION 16. Negative Covenants. Unless otherwise agreed to in writing by FCW, which agreement will not be unreasonably withheld, while this Line of Credit Agreement is in effect, the Company will not:

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          (A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or barkers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (i) debt to FCW; (ii) accounts payable to trade creditors incurred in the ordinary course of business; and (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to Bank of America in an amount not to exceed $12,000,000.00 and all extensions, renewals, and refinancings thereof; (v) (vi) letters of credit issued by any bank for the account of the Company in an aggregate face amount not to exceed $5,000,000.00 at any one time outstanding; and (vii) capitalized leases existing on the date hereof existing from time to time.
          (B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall not apply to: (i) Liens in favor of FCW or CoBank; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; and (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.
          (C) Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.
          (D) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business.
          (E) Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.
     SECTION 17. Financial Covenants. Unless otherwise agreed to in writing, while this Line of Credit Agreement is in effect:

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          (A) Working Capital. The Company will maintain, on a consolidated basis, current assets in excess of current liabilities of at least Fifteen Million Dollars ($15,000,000), measured on a quarterly basis.
          (B) Tangible Net Worth. The Company will maintain, on a consolidated basis, a ‘Tangible Net Worth” equal to at least Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), measured on a quarterly basis. “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to FCW in a manner acceptable to FCW in its sole discretion.
          (C) EBITDA. The Company will maintain an “EBITDA” of at least Seven Million Five Hundred Thousand Dollars ($7,500,000.00). “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. This covenant will be calculated at the end of each reporting period for which FCW requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.
     SECTION 18. Events of Default. Each of the following shall constitute an “Event of Defaultt’ under this Line of Credit Agreement:
          (A) Payment Default. The Company should fail to make any payment when due.
          (B) Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in the Note, application, agreement, certificate, or other document related to or furnished in connection with this Line of Credit Agreement or the Note, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.
          (C) Certain Affirmative Covenants. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections l5(A) through 15(G)(2), and 15(G)(6) and such failure continues for 15 days after written notice thereof shall have been delivered by FCW to the Company.
          (D) Other Covenants and Agreements. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

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          (E) Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and FCW.
          (F) Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.
          (G) Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either: (i) enforcement proceedings shall have been commenced; (ii) a Lien prohibited under Section 10(B) hereof shall have been obtained; or (iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.
          (H) Insolvency. The Company or any Subsidiary shall: (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.
          (I) Material Adverse Change. Any material adverse change occurs, as reasonably determined by FCW, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.
     SECTION 19. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, FCW shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, FCW may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this Line of Credit Agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts

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shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:
          (A) Enforcement. FCW may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Line of Credit Agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of FCW to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, FCW may hold and/or set off and apply against the Company’s obligations to FCW any cash collateral held by FCW, or any balances held by FCW for the Company’s account (whether or not such balances are then due).
          (B) Application of Funds. CoBank may apply all payments received by it to the Company’s obligations to FCW in such order and manner as FCW may elect in its sole discretion.
          In addition to the rights and remedies set forth above: (i) if the Company fails to make any payment when due, then at FCW’s option in each instance, such payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 365 days.
     SECTION 20. Broken Funding Surcharge. Notwithstanding any provision contained in the Note giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to CoBank a surcharge in an amount equal to the greater of: (i) an amount which would result in FCW being made whole (on a present value basis) for the actual or imputed funding losses incurred by FCW as a result thereof; or (ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to CoBank a surcharge in an amount sufficient (on a present value basis) to enable FCW to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by FCW (a copy of which will be made available to the Company upon request).

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     SECTION 21. Complete Agreement, Amendments. This Line of Credit Agreement, the Note, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by FCW and contained in a writing signed by or on behalf of FCW, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Additionally, any headings used in this Line of Credit Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope or intent of any term or provision. As used herein, the word “including” means “including without limitation” and/or “including but not limited to”.
     SECTION 22. Applicable Law. Except to the extent governed by applicable federal law, this Line of Credit Agreement and the Note shall be governed by and construed in accordance with the laws of the State of California, without reference to choice of law doctrine.
     SECTION 23. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to FCW, as follows:	If to the Company, as follows:

Farm Credit West, PCA	Calavo Growers, Inc.
2929 W. Main Street, Suite A	Attn: Vice President-Finance
Visalia, CA 93291-5700	1141-A Cummings Road
Santa Paula, CA 93060
Attention: James Neeley	Fax No: (805) 921-3232
Fax No.: 559-627-4728

     SECTION 24. Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by FCW) incurred by FCW in connection with the administration, collection, and enforcement of this Line of Credit Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to FCW, and any stamp, intangible, transfer, or like tax payable in connection with this Line of Credit Agreement or any other Loan Document.
     SECTION 25. Effectiveness and Severability. This Line of Credit Agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this Line of

LINE OF CREDIT AGREEMENT NO. 3789055-101	Page 13
Credit Agreement, the Note, and all other Loan Documents shall have been paid or satisfied; and (ii) FCW has no commitment to extend credit to or for the account of the Company hereunder. Any provision of this Line of Credit Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.
     SECTION 26. Successors and Assigns. This Line of Credit Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and FCW and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Line of Credit Agreement, the Note or any other Loan Document without the prior written consent of FCW.
     SECTION 27. Participations. From time to time, FCW may sell to one or more banks, financial institutions or other lenders a participation in all or a portion of the Commitment or other extensions of credit made pursuant to this Line of Credit Agreement. However, no such participation shall relieve FCW of any commitment made to the Company hereunder, or any obligation FCW may have to pay patronage due the Company from FCW under the provisions of the bylaws of FCW and its practices and procedures related to patronage distribution. In connection with the foregoing, FCW may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. Accordingly, all interests in the Commitment that is included in a sale of participation interests shall not be entitled to patronage distributions. A sale of participation interest may include certain voting rights of the participants regarding the Commitment hereunder (including without limitation the administration, servicing and enforcement thereof). FCW agrees to give written notification to the Company of any sale of participation interests.
     IN WITNESS WHEREOF, the parties have caused this Line of Credit Agreement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT WEST, PCA		CALAVO GROWERS, INC., a California Corporation

By:	/s/ James Neeley	By:	/s/ Arthur J. Bruno
Arthur J. Bruno

Title:	Sr. Vice President	Title:	Chief Operating Officer, Chief Financial Officer & Corporate Secretary

		By:	/s/ Scott H. Runge
Scott H. Runge
		Title	Treasurer

PROMISSORY NOTE

$12,000,000.00	October 5, 2006
      FOR VALUE RECEIVED, on the Maturity Date as set forth in that certain Line of Credit Agreement dated October 5, 2006, or in any amendments thereto (the “Line of Credit Agreement”), the undersigned promises to pay to the order of Farm Credit West, PCA (the “Payee”), or order, at the place and in the manner set forth in the Line of Credit Agreement, the principal amount of TWELVE MILLION DOLLARS ($12,000,000.00). The undersigned promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereon until the date of payment in full, payable as provided below under “Repayment Terms”.
      This note is given for advances to be made by Payee to the undersigned from time to time in accordance with the terms and conditions of the Line of Credit Agreement, all the terms and conditions of which are incorporated herein by reference. Advances, accrued interest, and payments shall be posted by the Payee upon an appropriate accounting record, shall be prima facie evidence as to all such amounts and shall be binding on the undersigned absent manifest error. The total of such advances may not exceed the face amount of this note. This note is executed, delivered and accepted not in payment of but for the purpose of amending, restating and replacing the following described obligations, and renewing any unpaid balance(s) evidenced thereby: note dated August 27, 2006, in the principal amount of $12,000,000.00. Furthermore, this note also evidences an additional loan advance(s) to the extent the note under exceeds the renewed unpaid balance(s) referred to above.
     Repayment Terms: The undersigned shall pay to Payee, Thirty-nine (39) monthly interest only payments, in the amount billed, beginning on November 01, 2006; and One (1) installment of interest in the amount billed plus principal of any amount necessary to pay the note in full on February 1, 2010. Payments, other than those required as specified in this Section or in the Line of Credit Agreement, may be made at any time and in any amount during the term of this note, unless limited or prohibited herein or unless otherwise required by FCW in writing. This note is due and payable in full on February 1, 2010 (“Maturity Date”), at which time the undersigned shall pay the unpaid principal balance and all accrued interest in full. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal is paid in full, payable on demand, at a rate per annum set forth in the Line of Credit Agreement.
     The makers or endorsers hereof hereby waive presentment for payment, demand, protest, and notice of dishonor and nonpayment of this note, and all defenses on the ground of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof to them or either of them or to anyone who has assumed the payment of this note, and it is specifically agreed that the obligations of said makers or endorsers shall not be in anyway affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.
     The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing or attempting to enforce any of such holder’s rights hereunder, including reasonable attorneys’ fees and disbursements, whether or not an action is filed in connection therewith.

      THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. REPRESENTATIVES OF FCW ARE NOT AUTHORIZED TO MAKE ANY ORAL AGREEMENTS OR ASSURANCES. DO NOT SIGN THIS NOTE IF YOU BELIEVE THAT THERE ARE ANY AGREEMENTS OR UNDERSTANDING BETWEEN YOU AND FCW THAT ARE NOT SET FORTH IN WRITING IN THIS NOTE, THE LINE OF CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS EVIDENCING THE COMMITMENT.

CALAVO GROWERS, INC.
By	/s/ Arthur J. Bruno
Arthur J. Bruno,
Chief Operating Officer, Chief Financial Officer & Corporate Secretary

By	/s/ Scott H. Runge
Scott H. Runge, Treasurer

INDORSEMENT — The within Note is hereby indorsed by the payee named in the body of said Note as if the name of the payee were actually executed under the indorsement.
PAY TO THE ORDER OF U.S. AgBANK, FCB, Wichita, Kansas

EXHIBIT A
PROMISSORY NOTE

$12,000,000.00	October 5, 2006
     FOR VALUE RECEIVED, on the Maturity Date as set forth in that certain Line of Credit Agreement dated October 5, 2006, or in any amendments thereto (the “Line of Credit Agreement”), the undersigned promises to pay to the order of Farm Credit West, PCA (the “Payee”), or order, at the place and in the manner set forth in the Line of Credit Agreement, the principal amount of TWELVE MILLION DOLLARS ($12,000,000.00). The undersigned promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereon until the date of payment in full, payable as provided below under “Repayment Terms”.
     This note is given for advances to be made by Payee to the undersigned from time to time in accordance with the terms and conditions of the Line of Credit Agreement, all the terms and conditions of which are incorporated herein by reference. Advances, accrued interest, and payments shall be posted by the Payee upon an appropriate accounting record, shall be prima facie evidence as to all such amounts and shall be binding on the undersigned absent manifest error. The total of such advances may not exceed the face amount of this note. This note is executed, delivered and accepted not in payment of but for the purpose of amending, restating and replacing the following described obligations, and renewing any unpaid balance(s) evidenced thereby: note dated August 17, 2005, in the principal amount of $12,000,000.00. Furthermore, this note also evidences an additional loan advance(s) to the extent the note under exceeds the renewed unpaid balance(s) referred to above.
     Repayment Terms: The undersigned shall, pay to Payee, Thirty-nine (39) monthly interest-only payments, in the amount billed, beginning on November 01, 2006; and One (1) installment of interest in the amount billed plus principal of any amount necessary to pay the note in full on February 1, 2010. Payments, other than those required as specified in this Section or in the Line of Credit Agreement, may be made at any time and in any amount during the term of this note, unless limited or prohibited herein or unless otherwise required by FCW in writing. This note is due and payable in full on February 1, 2010 (“Maturity Date”), at which time the undersigned shall pay the unpaid principal balance and all accrued interest in full. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal is paid in full, payable on demand, at a rate per annum set forth in the Line of Credit Agreement.
     The makers or endorsers hereof hereby waive presentment for payment, demand, protest, and notice of dishonor and nonpayment of this note, and all defenses on the ground of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof to them or either of them or to anyone who has assumed the payment of this note, and it is specifically agreed that the obligations of said makers or endorsers shall not be in anyway affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.
     The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing or attempting to enforce any of such holder’s rights hereunder, including reasonable attorneys’ fees and disbursements, whether or not an action is filed in connection therewith.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. REPRESENTATIVES OF FCW ARE NOT AUTHORIZED TO MAKE ANY ORAL AGREEMENTS OR ASSURANCES. DO NOT SIGN THIS NOTE IF YOU BELIEVE THAT THERE ARE ANY AGREEMENTS OR UNDERSTANDING BETWEEN YOU AND FCW THAT ARE NOT SET FORTH IN WRITING IN THIS NOTE, THE LINE OF CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS EVIDENCING THE COMMITMENT.
INDORSEMENT — The within Note is hereby indorsed by the payee named in the body of said Note as if the name of the payee were actually executed under the indorsement.
PAY TO THE ORDER OF U.S. AgBANK, FCB, Wichita, Kansas

EXHIBIT B
SERVICING AGREEMENT
October 5, 2006
Pursuant to Section 9 of the Line of Credit Agreement dated October 5, 2006 (“Line of Credit Agreement”) between Farm Credit West, PCA and CALAVO GROWERS, Inc., a California Corporation, the undersigns acknowledges and confirms the agreement to have CoBank, ACB perform the services as described below:
Manner and Time of Payment. CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Calavo Growers (“Company”) and CoBank. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). The Company shall give CoBank telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 pm. Company’s local time shall be credited on the next business day. Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (a) the day on which CoBank receives immediately available funds; or (b) the next business day after receipt of the check.

Farm Credit West, PCA		CALAVO GROWERS, INC.

By:	/s/ James K. Neeley	By:	/s/ Arthur Bruno

James K. Neeley, Sr. Vice President

		By:	/s/ Scott Runge

CoBank, ACB

By:	/s/ Ed Nishio

Edward H. Nishio, V.P.